Exhibit 99.1

Contact Information: Investor Relations +1 (941) 556-2601 investor-relations@roperind.com	Roper Industries, Inc.

FOR IMMEDIATE RELEASE

Robert E. Knowling, Jr. Joins Roper Industries Board of Directors

Sarasota, Florida, August 20, 2008 ... Roper Industries, Inc. (NYSE: ROP) announced that Robert E. Knowling, Jr. has been elected to its Board of Directors. Mr. Knowling serves as Chief Executive Officer of Telwares and was previously CEO of the NYC Leadership Academy, an independent non-profit corporation that is chartered with developing the next generation of principals in the New York City public school system.

“Bob is a great addition to our Board, bringing a unique mix of public and private company leadership experience,” said Brian Jellison, Chairman, President and Chief Executive Officer of Roper Industries. “He adds valuable expertise in the telecommunications and networking industries, and as a result of his experience with the New York City Leadership Academy, he possesses considerable knowledge and insight into the business needs of the educational community, an important growth market for Roper.”

Mr. Knowling will serve on the Company’s Nominating and Governance Committee.

Mr. Knowling also serves on the boards of Ariba, Inc., Heidrick & Struggles International, Inc., and Aprimo, Inc. He is also a member of the Advisory Board for Northwestern University’s Kellogg Graduate School of Management and has served as Chair of the National Services Group for the YMCA.

About Roper Industries

Roper Industries is a market-driven, diversified growth company with trailing twelve month revenues of $2.2 billion, and is a component of the Fortune 1000, S&P MidCap 400 and the Russell 1000 Indexes. Roper provides engineered products and solutions for global niche markets, including water, energy, radio frequency and research/medical applications. Additional information about Roper Industries is available on the Company’s website at www.roperind.com.

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